FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS 4Q23 DILUTED EPS OF $1.19, DILUTED EPS OF $1.68 EXCLUDING
FDIC SPECIAL ASSESSMENT AND BOLI RESTRUCTURING CHARGES

NASHVILLE, TN, Jan. 16, 2024 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.19 for the quarter ended Dec. 31, 2023, compared to net income per diluted common share of $1.76 for the quarter ended Dec. 31, 2022, a decrease of 32.4 percent. Net income per diluted common share was $7.14 for the year ended Dec. 31, 2023, compared to $7.17 for the year ended Dec. 31, 2022, a decrease of 0.4 percent.
After considering the adjustments noted in the table below for the three months ended Dec. 31, 2023 and 2022, net income per diluted common share was $1.68, compared to $1.76 for the three months ended Dec. 31, 2022. Net income per diluted common share adjusted for the items noted in the table below was $6.99 for the year ended Dec. 31, 2023, compared to $7.17 for the year ended Dec. 31, 2022.

	Three Months Ended				Years Ended
	December 31, 2023	September 30, 2023	December 31, 2022		December 31, 2023	December 31, 2022
Diluted earnings per common share	$1.19	$1.69	$1.76		$7.14	$7.17
Net of tax adjustments (1):
Investment losses on sales of securities, net (3)	—	0.10	—		0.20	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—		(0.84)	—
Loss on BOLI restructuring (2)	0.21	—	—	—	0.21	—
ORE expense (3)	—	—	—		—	—
FDIC special assessment	0.28	—	—	—	0.28	—
Diluted earnings per common share after adjustments	$1.68	$1.79	$1.76		$6.99	$7.17
(1): Adjustments include tax effect calculated using a blended statutory rate of 25.00 percent for 2023.
(2): Loss on BOLI restructuring is not tax effected.
(3): Impact of net investment gains in the fourth quarter of 2023 and ORE expense in all periods presented were minimal.

During the fourth quarter of 2023, the firm restructured and surrendered approximately $740.0 million of bank owned life insurance contracts (BOLI) held by various insurance carriers. The restructuring is expected to increase the future yields of the underlying insurance contracts. Pursuant to the restructuring, the firm incurred approximately $7.2 million in restructuring charges and surrender penalties and $9.1 million in income taxes and penalties. The increased yield is expected to be fully phased in by mid-year 2024 and should result in an increase in non-taxable noninterest income of approximately $10.5 million in 2024.
Additionally, the firm accrued approximately $29.0 million for future payments to the FDIC pursuant to a special insurance assessment to recover losses incurred by the Deposit Insurance Fund associated with two bank failures which occurred in the spring of 2023. The firm expects to remit the amount in eight quarterly installments beginning in June of 2024. The FDIC has announced that the special assessment amount and payment periods could change if actual losses to the Deposit Insurance Fund from these failures are different from estimated losses.

"There is no doubt that 2023 presented a very difficult operating environment for banks," said M. Terry Turner, Pinnacle's president and chief executive officer. "But 2023 was actually a great year for our firm resulting in year-over-year tangible book value growth of 14.8 percent and a total shareholder return of 20 percent. The challenging environment allowed us to showcase two critical drivers of our unique ability to create long-term shareholder value. First, our extraordinary ability to attract experienced bankers from the larger regional and national competitors, coupled with a differentiated service model, enabled us to reliably take market share and grow our balance sheet volumes even when market conditions would have otherwise limited growth opportunities. Second, our risk management systems, though generally unseen by most investors, provide critical discipline that contributed to very strong growth in a year when many of our peers failed to grow. These two drivers, in particular, enabled us to stay on course as opposed to deploying an extensive cost reduction plan which risks both revenue generation momentum as well as the cultural foundation of the firm.
"With that in mind, we successfully recruited several experienced bankers in Jacksonville, Florida during the fourth quarter of 2023 building on the success we are experiencing in other market extensions like Atlanta and Washington, D.C. These bankers will provide the core leadership for what we believe will be a strong franchise in one of Florida’s finest banking markets. Due to the relative strength of our southeastern markets and the competitive advantage we possess over the large regional and national competitors, I remain excited about the ongoing opportunities that exist for our firm as we enter 2024."

BALANCE SHEET GROWTH AND LIQUIDITY:

Total assets at Dec. 31, 2023 were $48.0 billion, an increase of approximately $6.0 billion from Dec. 31, 2022 and $436.1 million from Sept. 30, 2023, reflecting a year-over-year increase of 14.3 percent and a linked-quarter annualized increase of 3.7 percent. A further analysis of select balance sheet trends follows:

	Balances at		Linked-Quarter Annualized % Change	Balances at	Year-over-Year % Change
(dollars in thousands)	Dec. 31, 2023	Sept. 30, 2023		Dec. 31, 2022
Loans	$32,676,091	$31,943,284	9.2%	$29,041,605	12.5%
Securities	7,323,887	6,882,276	25.7%	6,637,920	10.3%
Other interest-earning assets	2,673,235	3,512,452	(95.6)%	1,485,339	80.0%
Total interest-earning assets	$42,673,213	$42,338,012	3.2%	$37,164,864	14.8%

Core deposits:
Noninterest-bearing deposits	$7,906,502	$8,324,325	(20.1)%	$9,812,744	(19.4)%
Interest-bearing core deposits(1)	25,832,415	25,282,458	8.7%	21,488,333	20.2%
Noncore deposits and other funding(2)	7,573,489	7,420,341	8.3%	4,743,562	59.7%
Total funding	$41,312,406	$41,027,124	2.8%	$36,044,639	14.6%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts, time deposits less than $250,000 including reciprocating time and money market deposits.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

•Approximately 63 percent of fourth quarter 2023 loan growth was related to commercial and industrial and owner-occupied commercial real estate categories, two segments the firm intends to continue emphasizing for the foreseeable future.

•On-balance sheet liquidity, defined as cash and cash equivalents plus unpledged securities, remained strong, totaling $6.9 billion as of Dec. 31, 2023, representing a $448 million decrease from the on-balance sheet liquidity level of $7.4 billion as of Sept. 30, 2023.
•Available-for-sale investment securities increased by $454 million during the fourth quarter of 2023 which is primarily due to a $301 million increase in the fair value of the underlying securities.

"We grew loans 12.5 percent, core deposits 7.8 percent, and we hired 107 new revenue producers, showcasing our ability to reliably and responsibly grow during 2023," Turner said. "With no further decline in the net interest margin in the fourth quarter, it appears we may be at or near the bottom for net interest margin. Consequently, the combination of our balance sheet growth and our ongoing pricing emphasis should enable us to reliably grow net interest income in 2024."

PRE-TAX, PRE-PROVISION NET REVENUE (PPNR) GROWTH:

Pre-tax, pre-provision net revenues (PPNR) for the three months and year ended Dec. 31, 2023 were $145.2 million and $807.6 million, respectively, a decrease of 27.3 percent and an increase of 5.5 percent, respectively from the three months and year ended Dec. 31, 2022.

	Three months ended			Years ended
	December 31,			December 31,
(dollars in thousands)	2023	2022	% change	2023	2022	% change
Revenues:
Net interest income	$317,252	$319,460	(0.7)%	$1,262,118	$1,129,293	11.8%
Noninterest income	79,088	82,321	(3.9)%	433,253	416,124	4.1%
Total revenues	396,340	401,781	(1.4)%	1,695,371	1,545,417	9.7%
Noninterest expense	251,168	202,047	24.3%	887,769	779,999	13.8%
Pre-tax, pre-provision net revenue (PPNR)	145,172	199,734	(27.3)%	807,602	765,418	5.5%
Adjustments:
Investment losses (gains) on sales of securities, net	(14)	—	NM	19,674	(156)	NM
Gain on the sale of fixed assets as a result of sale leaseback	—	—	NM	(85,692)	—	NM
Loss on BOLI restructuring	7,166	—	NM	7,166	—	NM
ORE expense (benefit)	125	179	(30.2)%	315	280	12.5%
FDIC special assessment	29,000	—	NM	29,000	—	NM
Adjusted PPNR	$181,449	$199,913	(9.2)%	$778,065	$765,542	1.6%

•Revenue per fully diluted common share was $5.16 for the fourth quarter of 2023, compared to $5.35 for the third quarter of 2023 and $5.27 for the fourth quarter of 2022, a decline of 2.1 percent year-over-year. Excluding investment gains on sales of securities and the loss on the BOLI restructuring, revenue per fully diluted share for the fourth quarter of 2023 was $5.25 compared to $5.27 for the fourth quarter of 2022.
•Net interest income for the quarter ended Dec. 31, 2023 was $317.3 million, compared to $317.2 million for the third quarter of 2023 and $319.5 million for the fourth quarter of 2022, a year-over-year decline of 0.7 percent.
•Noninterest income for the quarter ended Dec. 31, 2023 was $79.1 million, compared to $90.8 million for the third quarter of 2023 and $82.3 million for the fourth quarter of 2022, a year-over-year decrease of 3.9 percent. Noninterest income results for the fourth quarter of 2023 were negatively impacted by the BOLI restructuring charges of $7.2 million noted above. Excluding the BOLI restructuring charges, year-over-year noninterest income would have increased by 4.8 percent between the fourth quarter of 2023 and the fourth quarter of 2022.

◦Wealth management revenues, which include investment, trust and insurance services, were $23.5 million for the fourth quarter of 2023, compared to $22.8 million for the third quarter of 2023 and $20.2 million for the fourth quarter of 2022, a year-over-year increase of 16.2 percent.
◦Gain on the sale of fixed assets was $102,000 for the quarter ended Dec. 31, 2023, compared to $87,000 and $32,000, respectively, for the quarters ended Sept. 30, 2023 and Dec. 31, 2022. Gain on the sale of fixed assets was $86.0 million for the year ended Dec. 31, 2023, compared to $457,000 for the year ended Dec. 31, 2022. The year ended Dec. 31, 2023 included a gain on the sale of fixed assets as a result of the previously announced sale-leaseback transaction completed in the second quarter of 2023 of $85.7 million.
◦Net gains on the sale of investment securities were $14,000 for the quarter ended Dec. 31, 2023, compared to $9.7 million in net losses for the quarter ended Sept. 30, 2023. There were no net gains or losses on the sale of investment securities for the quarter ended Dec. 31, 2022.
◦Income from the firm's investment in BHG was $14.4 million for the fourth quarter 2023, compared to $25.0 million for the third quarter of 2023 and $21.0 million for the fourth quarter of 2022, a year-over-year decline of 31.3 percent. The firm estimated that BHG's overall impact to Pinnacle's earnings per diluted common share for the year ended Dec. 31, 2023 amounted to $0.61, down from $1.27 for the comparable period in 2022, in each case after considering reasonable funding costs to support the investment. BHG's impact on Pinnacle's earnings declined from 17.7 percent of Pinnacle's 2022 total diluted earnings per common share to 8.5 percent of Pinnacle's 2023 total diluted earnings per common share.
▪BHG's loan originations decreased to $786 million in the fourth quarter 2023 compared to $1.0 billion in the third quarter of 2023 and $1.1 billion in the fourth quarter of 2022.
▪Loans sold to BHG's community bank partners were approximately $446 million in the fourth quarter 2023 compared to approximately $435 million in the third quarter of 2023 and $600 million in the fourth quarter of 2022. BHG also sold $50 million in loans to private investors and closed an asset backed security facility with $300 million in loans during the fourth quarter of 2023 compared to $564 million in the third quarter of 2023 and $504 million in the fourth quarter of 2022.
▪BHG increased its reserves for on-balance sheet loan losses to $302.6 million, or 9.33 percent of loans held for investment at Dec. 31, 2023, compared to 6.44 percent at Sept. 30, 2023. The increase reflects BHG's adoption for lifetime credit losses associated with its implementation of the current expected credit loss (CECL) methodology on Oct. 1, 2023.
•The negative impact of the CECL adoption to Pinnacle's equity as of Oct. 1, 2023 was $35.0 million net of tax.
▪BHG also decreased its accrual for losses attributable to loan substitutions and prepayments for loans previously sold through its community bank auction platform to $356.6 million, or 5.39 percent of the loans that have been previously sold and were unpaid, at Dec. 31, 2023 compared to 5.46 percent at Sept. 30, 2023.
•Noninterest expense for the quarter ended Dec. 31, 2023 was $251.2 million, compared to $213.2 million in the third quarter of 2023 and $202.0 million in the fourth quarter of 2022, reflecting a year-over-year increase of 24.3 percent. Noninterest expense results for the fourth quarter of 2023 were negatively impacted by the $29.0 million FDIC special assessment. Excluding the FDIC special assessment, year-over-year noninterest expenses would have increased by 10.0 percent between the fourth quarter of 2023 and the fourth quarter of 2022.

◦Salaries and employee benefits were $133.3 million in the fourth quarter of 2023, compared to $130.3 million in the third quarter of 2023 and $131.8 million in the fourth quarter of 2022, reflecting a year-over-year increase of 1.2 percent. The increase in salaries and employee benefits expense, on a linked-quarter basis, of approximately $3.0 million was due to the increase in the costs related to increased headcount and additional expense for the firm's annual cash and equity incentive plans. Full-time equivalent associates increased to 3,357.0 at Dec. 31, 2023 from 3,241.5 at Dec. 31, 2022, a year-over-year increase of 3.6 percent.
◦Equipment and occupancy costs were $38.0 million in the fourth quarter of 2023, compared to $36.9 million in the third quarter of 2023 and $29.3 million in the fourth quarter of 2022, reflecting a year-over-year increase of 29.6 percent. Contributing to the year-over-year increase is the impact of increased rent expense from the sale leaseback transaction completed in the second quarter of 2023.
◦Noninterest expense categories, other than those specifically noted above, were $50.8 million in the fourth quarter of 2023, compared to $46.0 million in the third quarter of 2023 and $40.9 million in the fourth quarter of 2022, reflecting a year-over-year increase of 24.2 percent.

"Continued increases in short-term rates, quantitative tightening and an inverted yield curve made for a difficult operating environment in 2023," said Harold R. Carpenter, Pinnacle's chief financial officer. "As we enter 2024, we find ourselves much more optimistic about the macro environment, particularly around the prospects of a 'soft landing', lower levels of inflation and the anticipated direction of interest rates. Even though many issues remain, including a stubborn inverted yield curve, we believe we will have the opportunity to manage our balance sheet to produce stronger earnings in 2024 than in 2023.
"As anticipated, BHG's results for the fourth quarter of 2023 declined from those in the third quarter. Income related to BHG was down 41 percent in 2023 compared to 2022. During the fourth quarter of 2023, BHG implemented several initiatives aimed at increasing earnings in future periods, including eliminating several business lines with reduction of corresponding personnel costs. As a result, BHG’s total operating expense decreased between the fourth and third quarters of 2023 by 16 percent. Charges related to these matters in the fourth quarter of 2023 were $4.0 million compared to charges in the third quarter of 2023 of $10 million.
"Pinnacle's incentive expenses did increase slightly in the fourth quarter from the amounts in the third quarter as we finalized our performance incentive calculations for 2023. Our performance in 2023 resulted in an award under our annual cash incentive plan to participants of approximately 62 percent of each participants’ target award. The payout was below target because the firm's revenue and EPS were less than originally targeted. Our annual cash bonus plan award amounted to approximately $46.3 million for 2023 which reflects a savings in 2023 of approximately $30.0 million compared to what the firm would have incurred had we paid participants at target."

SOUNDNESS AND PROFITABILITY:

	Three months ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest margin	3.06%	3.06%	3.60%	3.18%	3.29%
Efficiency ratio	63.37%	52.26%	50.29%	52.36%	50.47%
Return on average assets	0.76%	1.08%	1.29%	1.19%	1.37%
Return on average tangible common equity (TCE)	9.53%	13.43%	15.95%	14.78%	16.65%

	As of
	December 31, 2023	September 30, 2023	December 31, 2022
Shareholders' equity to total assets	12.6%	12.3%	13.2%
Average loan to deposit ratio	84.05%	82.80%	83.10%
Uninsured/uncollateralized deposits to total deposits	31.32%	28.89%	39.21%
Tangible common equity to tangible assets	8.6%	8.2%	8.5%
Book value per common share	$75.80	$73.23	$69.35
Tangible book value per common share	$51.38	$48.78	$44.74
Annualized net loan charge-offs to avg. loans (1)	0.17%	0.23%	0.17%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.27%	0.14%	0.16%
Classified asset ratio (Pinnacle Bank) (2)	5.20%	4.60%	2.40%
Allowance for credit losses (ACL) to total loans	1.08%	1.08%	1.04%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.

•Net interest margin was 3.06 percent for the fourth quarter of 2023, compared to 3.06 percent for the third quarter of 2023 and 3.60 percent for the fourth quarter of 2022. Net interest margin decreased to 3.18 percent for the year ended Dec. 31, 2023, compared to 3.29 percent for the year ended Dec. 31, 2022.
•Provision for credit losses was $16.3 million in the fourth quarter of 2023, compared to $26.8 million in the third quarter of 2023 and $24.8 million in the fourth quarter of 2022. Net charge-offs were $13.5 million for the quarter ended Dec. 31, 2023, compared to $18.1 million for the quarter ended Sept. 30, 2023 and $11.7 million for the quarter ended Dec. 31, 2022. Annualized net charge-offs for the fourth quarter of 2023 were 0.17 percent.
•The effective tax rate for the fourth quarter of 2023 was 26.3 percent inclusive of BOLI restructuring taxes and penalties of $9.1 million.
•Nonperforming assets were $86.6 million at Dec. 31, 2023, compared to $46.0 million at Sept. 30, 2023 and $46.1 million at Dec. 31, 2022. The ratio of the allowance for credit losses to nonperforming loans at Dec. 31, 2023 was 429.0 percent, compared to 806.0 percent at Sept. 30, 2023 and 788.8 percent at Dec. 31, 2022.
◦Although at Dec. 31, 2023, the ratio of nonperforming assets to total loans and ORE was near historically low levels at 0.27 percent, the ratio did increase during the fourth quarter due primarily to the downgrade of a $40.2 million loan to a company headquartered in Middle Tennessee which owns facilities that are leased to healthcare operators around the country. The firm believes that this borrower is addressing the weaknesses identified in a prudent manner and believes no further action on this loan is required at this time.
•Classified assets were $251.3 million at Dec. 31, 2023, compared to $218.9 million at Sept. 30, 2023 and $104.2 at Dec. 31, 2022.

"We are obviously pleased that our net interest margin held at 3.06 percent during the fourth quarter of 2023 and was essentially flat with the third quarter," Carpenter said. "Another positive for the quarter was the increase in tangible book value per common share, which was $51.38 at Dec. 31, 2023, an increase of 14.8 percent over the $44.74 at Dec. 31, 2022. As you know, increasing our tangible book value per common share remains an important priority for our firm’s leadership.
"Lastly, net charge-offs to average loans for the fourth quarter of 2023 decreased during the quarter to 0.17 percent from 0.23 percent in the prior quarter. Our credit officers continue to work our loan portfolio looking for weaknesses and engaging borrowers where circumstances warrant. We are pleased with the performance of our loan portfolio thus far with our credit metrics continuing to reflect a loan portfolio that has performed well thus far through the challenging operating environment we have experienced."

BOARD OF DIRECTORS DECLARES DIVIDENDS

On Jan. 16, 2024, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.22 per common share to be paid on Feb. 23, 2024 to common shareholders of record as of the close of business on Feb. 2, 2024. Additionally, the Board of Directors approved a quarterly cash dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Mar. 1, 2024 to shareholders of record at the close of business on Feb. 15, 2024. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. CST on Jan. 17, 2024, to discuss fourth quarter 2023 results and other matters. To access the call for audio only, please call 1-877-209-7255. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 and fastest growing bank in the Nashville-Murfreesboro-Franklin MSA according to 2023 deposit data from the FDIC, and is listed by Forbes as No. 27 among Americas Best Banks, higher than any other bank headquartered in Tennessee, North Carolina, South Carolina and Georgia. Pinnacle also earned a spot on the 2023 list of 100 Best Companies to Work For® in the U.S., its seventh consecutive appearance and was recognized by American Banker as one of America's Best Banks to Work For 11 years in a row and No. 1 among banks with more than $10 billion in assets in 2023.
Pinnacle owns a 49 percent interest in BHG Financial, which provides innovative, hassle-free financial solutions to healthcare practitioners and other professionals. Great Place to Work and FORTUNE have listed BHG as a best workplace in multiple categories since 2016.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $48.0 billion in assets as of Dec. 31, 2023. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 17 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG, including as a result of the negative impact of inflationary pressures and challenging economic conditions on our and BHG's customers and their businesses, resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) the sale of investment securities in a loss position before their value recovers, including as a result of asset liability management strategies or in response to liquidity needs; (iv) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout the Southeast region of the United States, particularly in commercial and residential real estate markets; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to limit the rates it pays on deposits or uncertainty exists in the financial services sector; (vii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (viii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (ix) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of the negative impact to net interest margin from rising deposit and other funding costs; (x) the results of regulatory examinations of Pinnacle Financial, Pinnacle Bank or BHG, or companies with whom they do business; (xi) BHG's ability to profitably grow its business and successfully execute on its business plans; (xii) risks of expansion into new geographic or product markets; (xiii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xiv) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xv) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvi) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xvii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xviii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xix) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xx) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xxiii) the risks associated with Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Bank); (xxiv) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxv) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxvi) the availability of and access to capital; (xxvii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions involving Pinnacle Financial, Pinnacle Bank or BHG; and (xxviii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, total revenues, net income to common shareholders, earnings per diluted common share, revenue per diluted common share, PPNR, efficiency ratio, noninterest expense, noninterest income and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, gains associated with the sale-leaseback transaction completed in the second quarter of 2023, losses on the restructuring of certain BOLI contracts, a charge related to the FDIC special assessment and other matters for the accounting periods presented. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2023 versus certain periods in 2022 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	December 31, 2023	September 30, 2023	December 31, 2022
ASSETS
Cash and noninterest-bearing due from banks	$228,620	$279,652	$268,649
Restricted cash	86,873	17,356	31,447
Interest-bearing due from banks	1,914,856	2,855,094	877,286
Cash and cash equivalents	2,230,349	3,152,102	1,177,382
Securities purchased with agreement to resell	558,009	500,000	513,276
Securities available-for-sale, at fair value	4,317,530	3,863,697	3,558,870
Securities held-to-maturity (fair value of $2.8 billion, $2.6 billion and $2.7 billion, net of allowance for credit losses of $1.7 million, $1.7 million and $1.6 million at Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022, respectively)	3,006,357	3,018,579	3,079,050
Consumer loans held-for-sale	104,217	119,489	42,237
Commercial loans held-for-sale	9,280	20,513	21,093
Loans	32,676,091	31,943,284	29,041,605
Less allowance for credit losses	(353,055)	(346,192)	(300,665)
Loans, net	32,323,036	31,597,092	28,740,940
Premises and equipment, net	256,877	252,669	327,885
Equity method investment	445,223	480,996	443,185
Accrued interest receivable	217,491	177,390	161,182
Goodwill	1,846,973	1,846,973	1,846,973
Core deposits and other intangible assets	27,465	29,216	34,555
Other real estate owned	3,937	2,555	7,952
Other assets	2,613,139	2,462,519	2,015,441
Total assets	$47,959,883	$47,523,790	$41,970,021
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$7,906,502	$8,324,325	$9,812,744
Interest-bearing	11,365,349	10,852,086	7,884,605
Savings and money market accounts	14,427,206	14,306,359	13,774,534
Time	4,840,753	4,813,039	3,489,355
Total deposits	38,539,810	38,295,809	34,961,238
Securities sold under agreements to repurchase	209,489	195,999	194,910
Federal Home Loan Bank advances	2,138,169	2,110,598	464,436
Subordinated debt and other borrowings	424,938	424,718	424,055
Accrued interest payable	66,967	67,442	19,478
Other liabilities	544,722	591,583	386,512
Total liabilities	41,924,095	41,686,149	36,450,629
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.8 million, 76.8 million and 76.5 million shares issued and outstanding at Dec. 31, 2023, Sept. 30, 2023 and Dec. 31, 2022, respectively	76,767	76,753	76,454
Additional paid-in capital	3,109,493	3,097,702	3,074,867
Retained earnings	2,784,927	2,745,934	2,341,706
Accumulated other comprehensive loss, net of taxes	(152,525)	(299,874)	(190,761)
Total shareholders' equity	6,035,788	5,837,641	5,519,392
Total liabilities and shareholders' equity	$47,959,883	$47,523,790	$41,970,021
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Interest income:
Loans, including fees	$530,604	$508,963	$387,328	$1,950,365	$1,182,492
Securities
Taxable	42,458	36,525	25,086	140,308	67,063
Tax-exempt	25,035	24,185	22,770	97,625	81,522
Federal funds sold and other	46,699	57,621	15,994	165,070	42,858
Total interest income	644,796	627,294	451,178	2,353,368	1,373,935
Interest expense:
Deposits	297,556	280,305	120,499	983,118	204,119
Securities sold under agreements to repurchase	1,295	1,071	474	3,744	794
FHLB advances and other borrowings	28,693	28,676	10,745	104,388	39,729
Total interest expense	327,544	310,052	131,718	1,091,250	244,642
Net interest income	317,252	317,242	319,460	1,262,118	1,129,293
Provision for credit losses	16,314	26,826	24,805	93,596	67,925
Net interest income after provision for credit losses	300,938	290,416	294,655	1,168,522	1,061,368
Noninterest income:
Service charges on deposit accounts	12,660	12,665	11,123	49,223	44,675
Investment services	13,410	13,253	11,765	52,432	46,441
Insurance sales commissions	3,072	2,882	2,668	13,670	12,186
Gains (losses) on mortgage loans sold, net	879	2,012	(65)	6,511	7,268
Investment gains (losses) on sales, net	14	(9,727)	—	(19,674)	156
Trust fees	6,987	6,640	5,767	26,683	23,511
Income from equity method investment	14,432	24,967	21,005	85,402	145,466
Gain on sale of fixed assets	102	87	32	86,048	457
Other noninterest income	27,532	38,018	30,026	132,958	135,964
Total noninterest income	79,088	90,797	82,321	433,253	416,124
Noninterest expense:
Salaries and employee benefits	133,333	130,344	131,802	531,828	510,175
Equipment and occupancy	38,021	36,900	29,329	138,980	109,672
Other real estate, net	125	33	179	315	280
Marketing and other business development	6,829	5,479	7,579	23,914	21,073
Postage and supplies	2,840	2,621	2,682	11,143	10,168
Amortization of intangibles	1,751	1,765	1,937	7,090	7,810
Other noninterest expense	68,269	36,091	28,539	174,499	120,821
Total noninterest expense	251,168	213,233	202,047	887,769	779,999
Income before income taxes	128,858	167,980	174,929	714,006	697,493
Income tax expense	33,879	35,377	37,082	151,854	136,751
Net income	94,979	132,603	137,847	562,152	560,742
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(15,192)	(15,192)
Net income available to common shareholders	$91,181	$128,805	$134,049	$546,960	$545,550
Per share information:
Basic net income per common share	$1.20	$1.69	$1.77	$7.20	$7.20
Diluted net income per common share	$1.19	$1.69	$1.76	$7.14	$7.17
Weighted average common shares outstanding:
Basic	76,068,016	76,044,182	75,771,828	76,016,370	75,735,404
Diluted	76,823,991	76,201,916	76,198,411	76,647,543	76,133,865
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

(dollars and shares in thousands)	Preferred Stock Amount	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp. Income (Loss), net	Total Shareholders' Equity
		Shares	Amounts
Balance at December 31, 2021	$217,126	76,143	$76,143	$3,045,802	$1,864,350	$107,186	$5,310,607
Exercise of employee common stock options & related tax benefits	—	16	16	312	—	—	328
Preferred dividends paid ($67.52 per share)	—	—	—	—	(15,192)	—	(15,192)
Common dividends paid ($0.88 per share)	—	—	—	—	(68,194)	—	(68,194)
Issuance of restricted common shares, net of forfeitures	—	203	203	(203)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(51)	(51)	(4,991)	—	—	(5,042)
Issuance of common stock pursuant to restricted stock unit (RSU) and performance stock unit (PSU) agreements, net of shares withheld for taxes & related tax benefits	—	143	143	(5,605)	—	—	(5,462)
Compensation expense for restricted shares & performance stock units	—	—	—	39,552	—	—	39,552
Net income	—	—	—	—	560,742	—	560,742
Other comprehensive loss	—	—	—	—	—	(297,947)	(297,947)
Balance at December 31, 2022	$217,126	76,454	$76,454	$3,074,867	$2,341,706	$(190,761)	$5,519,392

Balance at December 31, 2022	$217,126	76,454	$76,454	$3,074,867	$2,341,706	$(190,761)	$5,519,392
Cumulative change due to accounting pronouncement	—	—	—	—	(35,002)	—	(35,002)
Exercise of employee common stock options & related tax benefits	—	40	40	931	—	—	971
Preferred dividends paid ($67.52 per share)	—	—	—	—	(15,192)	—	(15,192)
Common dividends paid ($0.88 per share)	—	—	—	—	(68,737)	—	(68,737)
Issuance of restricted common shares, net of forfeitures	—	235	235	(235)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(59)	(59)	(4,127)	—	—	(4,186)
Issuance of common stock pursuant to RSU and PSU agreements, net of shares withheld for taxes & related tax benefits	—	97	97	(3,822)	—	—	(3,725)
Compensation expense for restricted shares & performance stock units	—	—	—	41,879	—	—	41,879
Net income	—	—	—	—	562,152	—	562,152
Other comprehensive income	—	—	—	—	—	38,236	38,236
Balance at December 31, 2023	$217,126	76,767	$76,767	$3,109,493	$2,784,927	$(152,525)	$6,035,788

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2023	2023	2023	2023	2022	2022
Balance sheet data, at quarter end:
Commercial and industrial loans	$11,666,691	11,307,611	10,983,911	10,723,327	10,241,362	9,748,994
Commercial real estate - owner occupied loans	4,044,896	3,944,616	3,845,359	3,686,796	3,587,257	3,426,271
Commercial real estate - investment loans	5,929,595	5,957,426	5,682,652	5,556,484	5,277,454	5,122,127
Commercial real estate - multifamily and other loans	1,605,899	1,490,184	1,488,236	1,331,249	1,265,165	1,042,854
Consumer real estate - mortgage loans	4,851,531	4,768,780	4,692,673	4,531,285	4,435,046	4,271,913
Construction and land development loans	4,041,081	3,942,143	3,904,774	3,909,024	3,679,498	3,548,970
Consumer and other loans	536,398	532,524	555,685	559,706	555,823	550,565
Total loans	32,676,091	31,943,284	31,153,290	30,297,871	29,041,605	27,711,694
Allowance for credit losses	(353,055)	(346,192)	(337,459)	(313,841)	(300,665)	(288,088)
Securities	7,323,887	6,882,276	6,623,457	6,878,831	6,637,920	6,481,018
Total assets	47,959,883	47,523,790	46,875,982	45,119,587	41,970,021	41,000,118
Noninterest-bearing deposits	7,906,502	8,324,325	8,436,799	9,018,439	9,812,744	10,567,873
Total deposits	38,539,810	38,295,809	37,722,661	36,178,553	34,961,238	33,690,049
Securities sold under agreements to repurchase	209,489	195,999	163,774	149,777	194,910	190,554
FHLB advances	2,138,169	2,110,598	2,200,917	2,166,508	464,436	889,248
Subordinated debt and other borrowings	424,938	424,718	424,497	424,276	424,055	423,834
Total shareholders' equity	6,035,788	5,837,641	5,843,759	5,684,128	5,519,392	5,342,112
Balance sheet data, quarterly averages:
Total loans	$32,371,506	31,529,854	30,882,205	29,633,640	28,402,197	27,021,031
Securities	6,967,488	6,801,285	6,722,247	6,765,126	6,537,262	6,542,026
Federal funds sold and other	3,615,908	4,292,956	3,350,705	2,100,757	1,828,588	2,600,978
Total earning assets	42,954,902	42,624,095	40,955,157	38,499,523	36,768,047	36,164,035
Total assets	47,668,519	47,266,199	45,411,961	42,983,854	41,324,251	40,464,649
Noninterest-bearing deposits	8,342,572	8,515,733	8,599,781	9,332,317	10,486,233	10,926,069
Total deposits	38,515,560	38,078,665	36,355,859	35,291,775	34,177,281	33,108,415
Securities sold under agreements to repurchase	202,601	184,681	162,429	219,082	199,610	215,646
FHLB advances	2,112,809	2,132,638	2,352,045	1,130,356	701,813	1,010,865
Subordinated debt and other borrowings	426,999	426,855	426,712	426,564	427,503	426,267
Total shareholders' equity	5,889,075	5,898,196	5,782,239	5,605,604	5,433,274	5,403,244
Statement of operations data, for the three months ended:
Interest income	$644,796	627,294	575,239	506,039	451,178	371,764
Interest expense	327,544	310,052	259,846	193,808	131,718	65,980
Net interest income	317,252	317,242	315,393	312,231	319,460	305,784
Provision for credit losses	16,314	26,826	31,689	18,767	24,805	27,493
Net interest income after provision for credit losses	300,938	290,416	283,704	293,464	294,655	278,291
Noninterest income	79,088	90,797	173,839	89,529	82,321	104,805
Noninterest expense	251,168	213,233	211,641	211,727	202,047	199,253
Income before income taxes	128,858	167,980	245,902	171,266	174,929	183,843
Income tax expense	33,879	35,377	48,603	33,995	37,082	35,185
Net income	94,979	132,603	197,299	137,271	137,847	148,658
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$91,181	128,805	193,501	133,473	134,049	144,860
Profitability and other ratios:
Return on avg. assets (1)	0.76%	1.08%	1.71%	1.26%	1.29%	1.42%
Return on avg. equity (1)	6.14%	8.66%	13.42%	9.66%	9.79%	10.64%
Return on avg. common equity (1)	6.38%	9.00%	13.95%	10.05%	10.20%	11.08%
Return on avg. tangible common equity (1)	9.53%	13.43%	21.06%	15.43%	15.95%	17.40%
Common stock dividend payout ratio (14)	12.26%	11.35%	11.04%	12.07%	12.26%	12.34%
Net interest margin (2)	3.06%	3.06%	3.20%	3.40%	3.60%	3.47%
Noninterest income to total revenue (3)	19.95%	22.25%	35.53%	22.28%	20.49%	25.53%
Noninterest income to avg. assets (1)	0.66%	0.76%	1.54%	0.84%	0.79%	1.03%
Noninterest exp. to avg. assets (1)	2.09%	1.79%	1.87%	2.00%	1.94%	1.95%
Efficiency ratio (4)	63.37%	52.26%	43.26%	52.70%	50.29%	48.53%
Avg. loans to avg. deposits	84.05%	82.80%	84.94%	83.97%	83.10%	81.61%
Securities to total assets	15.27%	14.48%	14.13%	15.25%	15.82%	15.81%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	December 31, 2023			December 31, 2022
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$32,371,506	$530,604	6.62%	$28,402,197	$387,328	5.54%
Securities
Taxable	3,801,278	42,458	4.43%	3,421,072	25,086	2.91%
Tax-exempt (2)	3,166,210	25,035	3.74%	3,116,190	22,770	3.49%
Interest-bearing due from banks	2,876,213	39,761	5.48%	1,117,468	10,626	3.77%
Resell agreements	507,368	3,216	2.51%	521,787	3,432	2.61%
Federal funds sold	—	—	—%	—	—	—%
Other	232,327	3,722	6.36%	189,333	1,936	4.06%
Total interest-earning assets	42,954,902	$644,796	6.09%	36,768,047	$451,178	5.02%
Nonearning assets
Intangible assets	1,875,546			1,881,597
Other nonearning assets	2,838,071			2,674,607
Total assets	$47,668,519			$41,324,251

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	10,821,528	106,368	3.90%	7,262,128	36,808	2.01%
Savings and money market	14,455,770	137,330	3.77%	13,337,326	68,677	2.04%
Time	4,895,690	53,858	4.36%	3,091,594	15,014	1.93%
Total interest-bearing deposits	30,172,988	297,556	3.91%	23,691,048	120,499	2.02%
Securities sold under agreements to repurchase	202,601	1,295	2.54%	199,610	474	0.94%
Federal Home Loan Bank advances	2,112,809	22,674	4.26%	701,813	5,380	3.04%
Subordinated debt and other borrowings	426,999	6,019	5.59%	427,503	5,365	4.98%
Total interest-bearing liabilities	32,915,397	327,544	3.95%	25,019,974	131,718	2.09%
Noninterest-bearing deposits	8,342,572	—	—	10,486,233	—	—
Total deposits and interest-bearing liabilities	41,257,969	$327,544	3.15%	35,506,207	$131,718	1.47%
Other liabilities	521,475			384,770
Shareholders' equity	5,889,075			5,433,274
Total liabilities and shareholders' equity	$47,668,519			$41,324,251
Net interest income		$317,252			$319,460
Net interest spread (3)			2.14%			2.93%
Net interest margin (4)			3.06%			3.60%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $14.5 million of taxable equivalent income for the three months ended December 31, 2023 compared to $14.1 million for the three months ended December 31, 2022. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended December 31, 2023 would have been 2.94% compared to a net interest spread of 3.55% for the three months ended December 31, 2022.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Year ended			Year ended
	December 31, 2023			December 31, 2022
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$31,112,968	$1,950,365	6.36%	$26,182,102	$1,182,492	4.62%
Securities
Taxable	3,562,527	140,308	3.94%	3,405,346	67,063	1.97%
Tax-exempt (2)	3,252,030	97,625	3.58%	3,013,505	81,522	3.26%
Interest-bearing due from banks	2,611,506	140,036	5.36%	1,815,251	23,206	1.28%
Resell agreements	508,190	13,176	2.59%	1,010,443	14,106	1.40%
Federal funds sold	—	—	—%	—	—	—%
Other	227,147	11,858	5.22%	181,824	5,546	3.05%
Total interest-earning assets	41,274,368	$2,353,368	5.82%	35,608,471	$1,373,935	3.98%
Nonearning assets
Intangible assets	1,878,204			1,877,870
Other nonearning assets	2,696,900			2,324,564
Total assets	$45,849,472			$39,810,905

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	9,565,965	333,631	3.49%	6,737,026	63,549	0.94%
Savings and money market	14,162,523	473,327	3.34%	12,695,974	112,218	0.88%
Time	4,606,756	176,160	3.82%	2,478,629	28,352	1.14%
Total interest-bearing deposits	28,335,244	983,118	3.47%	21,911,629	204,119	0.93%
Securities sold under agreements to repurchase	192,132	3,744	1.95%	203,082	794	0.39%
Federal Home Loan Bank advances	1,935,204	80,958	4.18%	923,964	20,848	2.26%
Subordinated debt and other borrowings	426,784	23,430	5.49%	429,169	18,881	4.40%
Total interest-bearing liabilities	30,889,364	1,091,250	3.53%	23,467,844	244,642	1.04%
Noninterest-bearing deposits	8,736,843	—	—	10,674,249	—	—
Total deposits and interest-bearing liabilities	39,626,207	$1,091,250	2.75%	34,142,093	$244,642	0.72%
Other liabilities	428,348			297,409
Shareholders' equity	5,794,917			5,371,403
Total liabilities and shareholders' equity	$45,849,472			$39,810,905
Net interest income		$1,262,118			$1,129,293
Net interest spread (3)			2.29%			2.94%
Net interest margin (4)			3.18%			3.29%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $48.5 million of taxable equivalent income for the year ended December 31, 2023 compared to $43.0 million for the year ended December 31, 2022. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the year ended December 31, 2023 would have been 3.07% compared to a net interest spread of 3.26% for the year ended December 31, 2022.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2023	2023	2023	2023	2022	2022
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$82,288	42,950	44,289	36,988	38,116	34,115
ORE and other nonperforming assets (NPAs)	4,347	3,019	3,105	7,802	7,952	7,787
Total nonperforming assets	$86,635	45,969	47,394	44,790	46,068	41,902
Past due loans over 90 days and still accruing interest	$6,004	4,969	5,257	5,284	4,406	6,757
Accruing purchase credit deteriorated loans	$6,501	7,010	7,415	7,684	8,060	8,759
Net loan charge-offs	$13,451	18,093	9,771	7,291	11,729	10,983
Allowance for credit losses to nonaccrual loans	429.0%	806.0%	762.0%	848.5%	788.8%	844.5%
As a percentage of total loans:
Past due accruing loans over 30 days	0.23%	0.16%	0.14%	0.14%	0.15%	0.13%
Potential problem loans	0.39%	0.42%	0.32%	0.22%	0.19%	0.21%
Allowance for credit losses	1.08%	1.08%	1.08%	1.04%	1.04%	1.04%
Nonperforming assets to total loans, ORE and other NPAs	0.27%	0.14%	0.15%	0.15%	0.16%	0.15%
Classified asset ratio (Pinnacle Bank) (6)	5.2%	4.6%	3.3%	2.7%	2.4%	2.6%
Annualized net loan charge-offs to avg. loans (5)	0.17%	0.23%	0.13%	0.10%	0.17%	0.16%

Interest rates and yields:
Loans	6.62%	6.50%	6.30%	6.00%	5.54%	4.73%
Securities	4.12%	3.81%	3.66%	3.47%	3.19%	2.66%
Total earning assets	6.09%	5.95%	5.74%	5.45%	5.02%	4.20%
Total deposits, including non-interest bearing	3.07%	2.92%	2.52%	2.03%	1.40%	0.66%
Securities sold under agreements to repurchase	2.54%	2.30%	1.93%	1.10%	0.94%	0.34%
FHLB advances	4.26%	4.22%	4.20%	3.94%	3.04%	2.26%
Subordinated debt and other borrowings	5.59%	5.54%	5.44%	5.38%	4.98%	4.51%
Total deposits and interest-bearing liabilities	3.15%	3.01%	2.65%	2.12%	1.47%	0.75%

Capital and other ratios (6):
Pinnacle Financial ratios:
Shareholders' equity to total assets	12.6%	12.3%	12.5%	12.6%	13.2%	13.0%
Common equity Tier one	10.3%	10.3%	10.2%	9.9%	10.0%	10.0%
Tier one risk-based	10.8%	10.9%	10.8%	10.5%	10.5%	10.7%
Total risk-based	12.7%	12.8%	12.7%	12.4%	12.4%	12.6%
Leverage	9.4%	9.4%	9.5%	9.6%	9.7%	9.7%
Tangible common equity to tangible assets	8.6%	8.2%	8.3%	8.3%	8.5%	8.3%
Pinnacle Bank ratios:
Common equity Tier one	11.1%	11.2%	11.1%	10.8%	10.9%	11.1%
Tier one risk-based	11.1%	11.2%	11.1%	10.8%	10.9%	11.1%
Total risk-based	12.0%	12.0%	11.9%	11.6%	11.6%	11.8%
Leverage	9.7%	9.7%	9.8%	9.9%	10.1%	10.1%
Construction and land development loans as a percentage of total capital (17)	84.2%	83.1%	84.5%	88.5%	85.9%	85.4%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (17)	259.0%	256.4%	256.7%	261.1%	249.6%	244.0%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	December	September	June	March	December	September
	2023	2023	2023	2023	2022	2022

Per share data:
Earnings per common share – basic	$1.20	1.69	2.55	1.76	1.77	1.91
Earnings per common share - basic, excluding non-GAAP adjustments	$1.70	1.79	1.80	1.76	1.77	1.91
Earnings per common share – diluted	$1.19	1.69	2.54	1.76	1.76	1.91
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.68	1.79	1.79	1.76	1.76	1.91
Common dividends per share	$0.22	0.22	0.22	0.22	0.22	0.22
Book value per common share at quarter end (7)	$75.80	73.23	73.32	71.24	69.35	67.07
Tangible book value per common share at quarter end (7)	$51.38	48.78	48.85	46.75	44.74	42.44
Revenue per diluted common share	$5.16	5.35	6.43	5.28	5.27	5.40
Revenue per diluted common share, excluding non-GAAP adjustments	$5.25	5.48	5.43	5.28	5.27	5.40

Investor information:
Closing sales price of common stock on last trading day of quarter	$87.22	67.04	56.65	55.16	73.40	81.10
High closing sales price of common stock during quarter	$89.34	75.95	57.93	82.79	87.81	87.66
Low closing sales price of common stock during quarter	$60.77	56.41	46.17	52.51	70.74	68.68

Closing sales price of depositary shares on last trading day of quarter	$22.60	22.70	23.75	24.15	25.35	25.33
High closing sales price of depositary shares during quarter	$23.65	23.85	24.90	25.71	25.60	26.23
Low closing sales price of depositary shares during quarter	$21.00	21.54	19.95	20.77	23.11	24.76

Other information:
Residential mortgage loan sales:
Gross loans sold	$142,556	198,247	192,948	120,146	134,514	181,139
Gross fees (8)	$3,191	4,350	4,133	2,795	3,149	3,189
Gross fees as a percentage of loans originated	2.24%	2.19%	2.14%	2.33%	2.34%	1.76%
Net gain (loss) on residential mortgage loans sold	$879	2,012	1,567	2,053	(65)	1,117
Investment gains (losses) on sales of securities, net (13)	$14	(9,727)	(9,961)	—	—	217
Brokerage account assets, at quarter end (9)	$9,810,457	9,041,716	9,007,230	8,634,339	8,049,125	7,220,405
Trust account managed assets, at quarter end	$5,530,495	5,047,128	5,084,592	4,855,951	4,560,752	4,162,639
Core deposits (10)	$33,738,917	33,606,783	32,780,767	32,054,111	31,301,077	30,748,817
Core deposits to total funding (10)	81.7%	81.9%	80.9%	82.4%	86.8%	87.4%
Risk-weighted assets	$40,205,295	39,527,086	38,853,588	38,117,659	36,216,901	35,281,315
Number of offices	128	128	127	126	123	120
Total core deposits per office	$263,585	262,553	258,116	254,398	254,480	256,240
Total assets per full-time equivalent employee	$14,287	14,274	14,166	13,750	12,948	12,875
Annualized revenues per full-time equivalent employee	$468.4	486.2	593.0	496.5	491.8	511.5
Annualized expenses per full-time equivalent employee	$296.8	254.1	256.5	261.7	247.3	248.2
Number of employees (full-time equivalent)	3,357.0	3,329.5	3,309.0	3,281.5	3,241.5	3,184.5
Associate retention rate (11)	94.2%	93.6%	94.1%	93.8%	93.8%	93.6%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2023	2023	2022	2023	2022

Net interest income	$317,252	317,242	319,460	1,262,118	1,129,293

Noninterest income	79,088	90,797	82,321	433,253	416,124
Total revenues	396,340	408,039	401,781	1,695,371	1,545,417
Less: Investment losses (gains) on sales of securities, net	(14)	9,727	—	19,674	(156)
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	(85,692)	—
Loss on BOLI restructuring	7,166	—	—	7,166	—
Total revenues excluding the impact of adjustments noted above	$403,492	417,766	401,781	1,636,519	1,545,261

Noninterest expense	$251,168	213,233	202,047	887,769	779,999
Less: ORE expense (benefit)	125	33	179	315	280
FDIC special assessment	29,000	—	—	29,000	—
Noninterest expense excluding the impact of adjustments noted above	$222,043	213,200	201,868	858,454	779,719

Pre-tax income	$128,858	167,980	174,929	714,006	697,493
Provision for credit losses	16,314	26,826	24,805	93,596	67,925
Pre-tax pre-provision net revenue	145,172	194,806	199,734	807,602	765,418
Less: Adjustments noted above	36,277	9,760	179	(29,537)	124
Adjusted pre-tax pre-provision net revenue (12)	$181,449	204,566	199,913	778,065	765,542

Noninterest income	$79,088	90,797	82,321	433,253	416,124
Less: Adjustments noted above	7,152	9,727	—	(58,852)	(156)
Noninterest income excluding the impact of adjustments noted above	$86,240	100,524	82,321	374,401	415,968

Efficiency ratio (4)	63.37%	52.26%	50.29%	52.36%	50.47%
Adjustments noted above	(8.34)%	(1.23)%	(0.05)%	0.10%	(0.01)%
Efficiency ratio excluding adjustments noted above (4)	55.03%	51.03%	50.24%	52.46%	50.46%

Total average assets	$47,668,519	47,266,199	41,324,251	45,849,472	39,810,905

Noninterest income to average assets (1)	0.66%	0.76%	0.79%	0.94%	1.05%
Less: Adjustments noted above	0.06%	0.08%	—%	(0.12)%	(0.01)%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.72%	0.84%	0.79%	0.82%	1.04%

Noninterest expense to average assets (1)	2.09%	1.79%	1.94%	1.94%	1.96%
Adjustments as noted above	(0.24)%	—%	—%	(0.07)%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.85%	1.79%	1.94%	1.87%	1.96%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	December	September	June	March	December	September
	2023	2023	2023	2023	2022	2022
Net income available to common shareholders	$91,181	128,805	193,501	133,473	134,049	144,860
Less:
Investment (gains) losses on sales of securities, net	(14)	9,727	9,961	—	—	(217)
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	(85,692)	—	—	—
Loss on BOLI restructuring	16,252	—	—	—	—	—
ORE expense (benefit)	125	33	58	99	179	(90)
FDIC special assessment	29,000	—	—	—	—	—
Tax effect on above noted adjustments (16)	(7,278)	(2,440)	18,918	(25)	(47)	80
Net income available to common shareholders excluding adjustments noted above	$129,266	136,125	136,746	133,547	134,181	144,633

Basic earnings per common share	$1.20	1.69	2.55	1.76	1.77	1.91
Less:
Investment (gains) losses on sales of securities, net	—	0.13	0.13	—	—	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	(1.13)	—	—	—
Loss on BOLI restructuring	0.21	—	—	—	—	—
ORE expense (benefit)	—	—	—	—	—	—
FDIC special assessment	0.38	—	—	—	—	—
Tax effect on above noted adjustments (16)	(0.10)	(0.03)	0.25	—	—	—
Basic earnings per common share excluding adjustments noted above	$1.70	1.79	1.80	1.76	1.77	1.91

Diluted earnings per common share	$1.19	1.69	2.54	1.76	1.76	1.91
Less:
Investment (gains) losses on sales of securities, net	—	0.13	0.13	—	—	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	(1.13)	—	—	—
Loss on BOLI restructuring	0.21	—	—	—	—	—
ORE expense (benefit)	—	—	—	—	—	—
FDIC special assessment	0.38	—	—	—	—	—
Tax effect on above noted adjustments (16)	(0.09)	(0.03)	0.25	—	—	—
Diluted earnings per common share excluding the adjustments noted above	$1.68	1.79	1.80	1.76	1.76	1.90

Revenue per diluted common share	$5.16	5.35	6.43	5.28	5.27	5.40
Adjustments due to revenue-impacting items as noted above	0.09	0.13	(1.00)	—	—	—
Revenue per diluted common share excluding adjustments due to revenue-impacting items as noted above	$5.25	5.48	5.43	5.28	5.27	5.40

Book value per common share at quarter end (7)	$75.80	73.23	73.32	71.24	69.35	67.07
Adjustment due to goodwill, core deposit and other intangible assets	(24.42)	(24.45)	(24.47)	(24.49)	(24.61)	(24.63)
Tangible book value per common share at quarter end (7)	$51.38	48.78	48.85	46.75	44.74	42.44

Equity method investment (15)
Fee income from BHG, net of amortization	$14,432	24,967	26,924	19,079	21,005	41,341
Funding cost to support investment	5,803	6,546	6,005	5,768	5,438	4,680
Pre-tax impact of BHG	8,629	18,421	20,919	13,311	15,567	36,661
Income tax expense at statutory rates (16)	2,157	4,605	5,230	3,328	4,069	9,583
Earnings attributable to BHG	$6,472	13,816	15,689	9,983	11,498	27,078

Basic earnings per common share attributable to BHG	$0.09	0.18	0.21	0.13	0.15	0.36
Diluted earnings per common share attributable to BHG	$0.08	0.18	0.21	0.13	0.15	0.36

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Year ended
(dollars in thousands, except per share data)	December 31,
	2023	2022
Net income available to common shareholders	$546,960	545,550
Less:
Investment losses on sales of securities, net	19,674	(156)
Gain on sale of fixed assets as a result of sale-leaseback transaction	(85,692)	—
Loss on BOLI restructuring	16,252	—
ORE expense	315	280
FDIC special assessment	29,000	—
Tax effect on above noted adjustments (16)	9,176	(32)
Net income available to common shareholders excluding adjustments noted above	$535,685	545,642

Basic earnings per common share	$7.20	7.20
Less:
Investment losses on sales of securities, net	0.26	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	(1.12)	—
Loss on BOLI restructuring	0.21	—
ORE expense	—	—
FDIC special assessment	0.38	—
Tax effect on above noted adjustments (16)	0.12	—
Basic earnings per common share excluding adjustments noted above	$7.05	7.20

Diluted earnings per common share	7.14	7.17
Less:
Investment losses on sales of securities, net	0.26	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	(1.12)	—
Loss on BOLI restructuring	0.21	—
ORE expense	—	—
FDIC special assessment	0.38	—
Tax effect on above noted adjustments (16)	0.12	—
Diluted earnings per common share excluding the adjustments noted above	$6.99	7.17

Revenue per diluted common share	$22.12	20.30
Adjustments due to revenue-impacting items as noted above	(0.77)	—
Revenue per diluted common share excluding adjustments due to revenue-impacting items noted above	$21.35	20.30

Equity method investment (15)
Fee income from BHG, net of amortization	$85,402	145,466
Funding cost to support investment	23,430	14,671
Pre-tax impact of BHG	61,972	130,795
Income tax expense at statutory rates (16)	15,493	34,190
Earnings attributable to BHG	$46,479	96,605

Basic earnings per common share attributable to BHG	$0.61	1.28
Diluted earnings per common share attributable to BHG	$0.61	1.27

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2023	2023	2022	2023	2022

Return on average assets (1)	0.76%	1.08%	1.29%	1.19%	1.37%
Adjustments as noted above	0.32%	0.06%	—%	(0.02)%	—%
Return on average assets excluding adjustments noted above (1)	1.08%	1.14%	1.29%	1.17%	1.37%

Tangible assets:
Total assets	$47,959,883	47,523,790	41,970,021	$47,959,883	41,970,021
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(27,465)	(29,216)	(34,555)	(27,465)	(34,555)
Net tangible assets	$46,085,445	45,647,601	40,088,493	$46,085,445	40,088,493

Tangible common equity:
Total shareholders' equity	$6,035,788	5,837,641	5,519,392	$6,035,788	5,519,392
Less: Preferred shareholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common shareholders' equity	5,818,662	5,620,515	5,302,266	5,818,662	5,302,266
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(27,465)	(29,216)	(34,555)	(27,465)	(34,555)
Net tangible common equity	$3,944,224	3,744,326	3,420,738	$3,944,224	3,420,738

Ratio of tangible common equity to tangible assets	8.56%	8.20%	8.53%	8.56%	8.53%

Average tangible assets:
Average assets	$47,668,519	47,266,199	41,324,251	$45,849,472	39,810,905
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,471)	(1,846,973)	(1,843,708)
Average core deposit and other intangible assets	(28,573)	(30,367)	(35,126)	(31,231)	(34,162)
Net average tangible assets	$45,792,973	45,388,859	39,442,654	$43,971,268	37,933,035

Return on average assets (1)	0.76%	1.08%	1.29%	1.19%	1.37%
Adjustment due to goodwill, core deposit and other intangible assets	0.03%	0.04%	0.06%	0.05%	0.07%
Return on average tangible assets (1)	0.79%	1.13%	1.35%	1.24%	1.44%
Adjustments as noted above	0.33%	0.06%	—%	(0.02)%	—%
Return on average tangible assets excluding adjustments noted above (1)	1.12%	1.19%	1.35%	1.22%	1.44%

Average tangible common equity:
Average shareholders' equity	$5,889,075	5,898,196	5,433,274	$5,794,917	5,371,403
Less: Average preferred equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Average common equity	5,671,949	5,681,070	5,216,148	5,577,791	5,154,277
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,471)	(1,846,973)	(1,843,708)
Average core deposit and other intangible assets	(28,573)	(30,367)	(35,126)	(31,231)	(34,162)
Net average tangible common equity	$3,796,403	3,803,730	3,334,551	$3,699,587	3,276,407

Return on average equity (1)	6.14%	8.66%	9.79%	9.44%	10.16%
Adjustment due to average preferred shareholders' equity	0.24%	0.34%	0.41%	0.37%	0.43%
Return on average common equity (1)	6.38%	9.00%	10.20%	9.81%	10.58%
Adjustment due to goodwill, core deposit and other intangible assets	3.15%	4.44%	5.75%	4.97%	6.07%
Return on average tangible common equity (1)	9.53%	13.43%	15.95%	14.78%	16.65%
Adjustments as noted above	3.98%	0.76%	0.01%	(0.30)%	—%
Return on average tangible common equity excluding adjustments noted above (1)	13.51%	14.20%	15.96%	14.48%	16.65%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
6. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total shareholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total shareholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
7. Book value per common share computed by dividing total common shareholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common shareholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
8. Amounts are included in the statement of income in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
9. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
10. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
11. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end.
12. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, gain on sale of fixed assets as a result of the sale-leaseback transaction and the impact of BOLI restructuring.
13. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
14. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
15. Earnings from equity method investment includes the impact of the funding costs of the overall franchise calculated using the firm's subordinated and other borrowing rates. Income tax expense is calculated using statutory tax rates.
16. Adjustment includes tax effect calculated using a blended statutory rate of 25.00 percent for 2023. For periods prior to 2023, tax effect calculated using a blended statutory rate of 26.14 percent. Loss on BOLI restructuring is not tax effected.
17. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.